Contacts: Robert E. James, Jr. Chief Executive Officer (704) 688-4520	Matthew P. Carson SVP, Finance (704) 688-1824
FOR IMMEDIATE RELEASE
July 23, 2007
First Charter Reports Record Total Revenue
Second Quarter 2007 Highlights
•	Total Revenue Growth Increases 17.8 percent on Record Net Interest and Noninterest Income, Over 2006 Second Quarter, and Up 9.6 percent Annualized Over 2007 First Quarter

•	Average Commercial Loans Grow $598 Million, or 36.5 percent, Over 2006 Second Quarter on Charlotte and Raleigh Market Growth and Entrance Into Atlanta Market; Excluding GBC Bancorp, Inc. (GBC), Commercial Loan Balances Up $276 Million, or 16.9 percent

•	Average Low Cost Core Deposits Grow $117 Million, or 8.0 percent, Over 2006 Second Quarter

•	Net Interest Margin Expands to 3.42 percent, Up Four Basis Points from 2007 First Quarter, and Up Six Basis Points Over 2006 Second Quarter

•	Establishes Additional $7.8 Million Provision Against $14.1 Million Penland Lot Loan Portfolio

•	Net Charge-offs Only Two Basis Points of Average Portfolio Loans

•	Repurchases 500,000 Common Shares
CHARLOTTE, North Carolina – First Charter Corporation (NASDAQ: FCTR) today reported second quarter net income of $9.0 million, a 21.9 percent decrease, compared to $11.5 million in the same period a year ago. On a per diluted share basis, net income was $0.26, compared to $0.37 for the same 2006 period and $0.35 in the 2007 first quarter (linked quarter). The previously disclosed provision taken in connection with the Penland lot loan portfolio resulted in a $0.13 per diluted share after-tax reduction to earnings. Excluding the effects of the Penland provision, First Charter would have earned $0.39 on a per diluted share basis.

Total revenue increased 17.8 percent to $58.3 million, compared to $49.5 million in the second quarter of 2006. On a linked-quarter basis, total revenue increased $1.4 million, or 9.6 percent annualized. Return on average tangible equity was 9.97 percent, and return on average assets was 0.74 percent, compared with 14.97 percent and 1.07 percent, respectively, in the 2006 second quarter.
For the first six months of 2007, First Charter earned $21.3 million, or $0.61 per diluted share, compared to $22.7 million, or $0.73 per diluted share, for the same prior year period.
The first half 2007 results include the full financial performance and effect of additional outstanding shares resulting from the fourth quarter 2006 acquisition of GBC Bancorp, Inc. (GBC), compared with no impact in the first half of 2006.
CEO’s Comments
President and CEO Bob James commented, “The second quarter demonstrated solid results in our core operating performance, growing net interest income and noninterest income on both a year-over-year and linked-quarter basis. Our performance was driven by strong commercial loan growth, low cost deposit growth, and fee income growth. Additionally, excluding Penland, our asset quality remained sound with low net charge-offs. This quarter’s core operating performance reflects the dedicated efforts of all our teammates, who first and foremost are focused on delivering exceptional service to our customers.”
Record Net Interest Income Increases 14.9 Percent Over 2006 Second Quarter
Net interest income, on a tax-equivalent basis, increased to $38.2 million, representing a $4.9 million, or 14.9 percent, increase over the second quarter of 2006. The net interest margin, on a tax-equivalent basis, increased six basis points to 3.42 percent in the second quarter of 2007 from 3.36 percent in the second quarter of 2006. On a linked-quarter basis, net interest income increased $0.8 million, or 8.4 percent annualized, and the net interest margin expanded four basis points from 3.38 percent. The margin benefited from continued disciplined pricing of loans and deposits and a greater concentration of higher yielding commercial loans relative to total assets. Placing $5.4 million of the Penland lot loans on nonaccrual status partially offset the increases to net interest income and reduced the margin by one basis point.
Compared to the second quarter of 2006, earning asset yields increased 57 basis points to 7.08 percent. This increase was driven by several factors. First, loan yields increased 44 basis points to 7.61 percent. Second, securities yields increased 69 basis points to 5.06 percent. Third, the mix of higher yielding (loan) assets continued to improve as First Charter continues to focus on generating higher yielding commercial loans, partially funded by runoff in its lower yielding mortgage loan portfolio. Lastly, the percentage of investment security average balances (which typically have lower yields than loans) to total earning asset average balances fell from 22.6 percent to 20.5 percent over the past year.
On the liability side of the balance sheet, the cost of interest bearing liabilities increased 60 basis points to 4.19 percent, compared to the second quarter of 2006. This increase was comprised of a 71 basis point increase in interest bearing deposit costs to 3.82 percent, while borrowing costs increased 49 basis points to 5.10 percent. During 2006, the Federal Reserve raised the rate that banks lend funds to each other (the Fed Funds rate) by 100 basis points. Also, as a result of deposit growth, the percentage of higher cost, other borrowings average balances was reduced from 31.9 percent to 29.0 percent of total interest bearing liabilities average balances over the past year.
Compared to the first quarter of 2007, earning asset yields increased three basis points to 7.08 percent. The cost of interest bearing liabilities was stable at 4.19 percent.
Commercial Lending Leads Loan Growth
Total portfolio loan average balances for the 2007 second quarter increased $512 million, or 16.9 percent, to $3.53 billion, compared to $3.02 billion for the 2006 second quarter. Included in the increase was approximately $337 million of total loans that were added as a result of the GBC acquisition during the fourth quarter of 2006. Additionally, $8 million of loan balances were included in the sale of two financial centers completed in the third quarter of 2006. Commercial loan growth drove the increase, rising $598 million, or 36.5 percent, of which $322 million were added as a result of the GBC acquisition. The remaining growth of $276 million, or 16.9 percent, reflected continued robust commercial lending in the Charlotte and Raleigh markets. James noted, “The Charlotte and Raleigh markets continue to demonstrate steady and consistent growth. Of particular note, office vacancy rates remain low in these markets, and there is balance between new home construction and new home purchases.”
Consumer loan average balances decreased $42 million and mortgage loan average balances decreased $45 million compared to the 2006 second quarter. The consumer loan balance decline was driven, in part, by lower consumer borrowing costs of refinancing first mortgages relative to current rates on home equity products. The decline in mortgage loan balances was due to normal loan amortization and First Charter’s strategy of selling most of its new mortgage production into the secondary market. GBC had no residential mortgages on its balance sheet at the time of the acquisition.
Compared to the first quarter of 2007, total loan average balances grew $22 million, or 2.5 percent annualized. Commercial loan growth drove the increase, with $61 million in average balance growth, or 11.2 percent annualized. Consumer loan average balances fell $25 million during the second quarter, while mortgage loan average balances declined $13 million.
Organic Deposit Growth
Deposit growth, particularly low cost transaction (or core) deposit growth (money market, demand, and savings accounts), continues to be an area of emphasis at First Charter. For the second quarter of 2007, core deposit average balances increased $117 million, or 8.0 percent, compared to the second quarter of 2006. This includes overcoming the impact of First Charter’s sale of two financial centers, which included the sale of $24 million of core deposits, and the benefit of the GBC acquisition, which included $107 million of core deposits. The total core deposit increase was primarily driven by a $46 million, or 12.6 percent, increase in interest checking balances, a $47 million, or 8.5 percent, increase in money market average balances, and a $30 million, or 7.0 percent, increase in noninterest bearing demand deposit average balances.

Compared to the first quarter of 2007, interest checking balances grew $14 million, or 14.0 percent annualized, and noninterest bearing deposits grew $11 million, or 10.0 percent annualized. Money market deposits fell $34 million, primarily due to the transfer of one customer from a money market account to a retail sweep account (classified as a borrowing).
Certificate of deposit (CD) average balances for the second quarter of 2007 grew $319 million from the second quarter of 2006, but fell $18 million from the first quarter of 2007. Included in the year-over-year increase were $249 million of CD balances that were added to the First Charter portfolio during the 2006 fourth quarter as a result of the GBC acquisition. CD growth year-over-year was additionally affected by the sale of $14 million of CDs in conjunction with the previously mentioned financial center sale. The decline in CD balances on a linked-quarter basis was due to a relatively large number of CDs that matured during the first half of 2007. These maturities included a number of high rate public fund CDs which First Charter chose not to renew.
Noninterest Income Increases
Historical noninterest income and expense amounts have been restated to reflect the effect of reporting the previously announced sale of Southeastern Employee Benefits Services (SEBS) in the fourth quarter of 2006 as a discontinued operation and to reflect the implementation of SAB 108 at year end 2006.
Noninterest income for the second quarter of 2007 was a record $20.1 million, up $0.6 million, or 11.8 percent annualized, from the first quarter of 2007 and up $3.8 million, or 23.6 percent annualized, from the second quarter of 2006. Contributing to the growth over the first quarter of 2007 were increases in service charge revenue, mortgage revenue, trust revenue, debit card revenue, and other revenue, somewhat offset by an expected decrease in equity method investment gains.
Noninterest Expense Improves From First Quarter 2007 Levels
Noninterest expense for the second quarter of 2007 was $35.2 million, down $0.7 million from $35.9 million in the first quarter of 2007. On a linked-quarter basis, salaries and benefits expense was essentially unchanged. Data processing and marketing expenses were each $0.3 million lower than the previous quarter. The data processing cost reduction was primarily the result of cost savings from renegotiating a processing contract. Professional fees decreased $0.4 million, and it is expected professional fees expense will continue to decline over time to more historically normalized levels as First Charter continues to strengthen its internal controls, and subsequently reduce its incremental vendor expense.
First Charter’s efficiency ratio was 60.4 percent in the second quarter of 2007, compared with 63.1 percent in the first quarter of 2007 and 62.0 percent in the second quarter of 2006. The improvement in the efficiency ratio on both a linked-quarter and year-over-year basis was driven by revenue growth.

Continued Focus on Improving Internal Controls
First Charter is focused and committed to enhancing its control environment and remediating the previously disclosed material weaknesses. Qualified internal and external resources have been retained to address these issues.
James commented, “We are pleased with the progress that we have made in strengthening our internal controls. We have invested in our people and in improving our processes, and are committed to addressing all of the findings in a timely manner.”
CFO Search Progresses
First Charter has retained an executive search firm to assist in its efforts to find the best qualified candidate to fill this position. First Charter is pleased with the number and quality of applicants thus far, and is actively qualifying prospective candidates. First Charter hopes to fill this position in the third quarter or early fourth quarter.
Raleigh and Atlanta Market Growth
First Charter expanded into the Raleigh, North Carolina market with the opening of a de novo financial center in October 2005 and three additional centers in mid February, 2006. A fifth financial center opened in Raleigh in late January 2007.
At June 30, 2007, Raleigh related loans totaled $153 million, representing a $19 million increase in balances from year end 2006. Deposit balances in Raleigh were $54 million at the end of the 2007 second quarter, an increase of $22 million from year-end 2006.
The North Atlanta market has continued to soften over the last year. However, First Charter’s loan balances have seen continued positive growth in this market. At June 30, 2007, Atlanta related loans totaled $353 million, representing an increase of $16 million, or 7.1 percent annualized, since First Charter’s entry into the Atlanta market on November 1, 2006.
“Our progress in these high growth markets is encouraging,” James commented. “Raleigh is now contributing positively to net income, which has exceeded expectations, and Atlanta has grown their loan portfolio despite the weakness in their market. We are pleased with the quality of our team in these key markets, and their commitment to deliver exceptional customer service has shown through in the results.”
Sound Credit Quality
As previously disclosed, First Charter Corporation recorded an additional $7.8 million provision for loan losses related to the Penland development in the 2007 second quarter.
James commented, “As part of our review, we re-examined our entire lot loan portfolio, including concentrations by subdivision. We believe the Penland loans represent an isolated fraudulent credit event and do not reflect upon the underlying credit quality of the remainder of our lot loan portfolio.”

With the exception of the Penland portfolio, overall credit quality continues to be sound, with annualized net charge-offs of 0.02 percent of average portfolio loans in the second quarter of 2007, compared to 0.06 percent in the prior quarter and 0.11 percent in the second quarter of 2006.
Nonaccrual loans were $17.4 million at June 30, 2007, including $5.4 million attributable to Penland. This compares to $10.9 million in nonaccrual loans at March 31, 2007, and $7.8 million at June 30, 2006. Nonaccrual loans as a percentage of total portfolio loans at June 30, 2007 was 49 basis points, including 15 basis points attributable to Penland. Nonaccrual loans as a percentage of total portfolio loans was 31 basis points at March 31, 2007, and 25 basis points at June 30, 2006.
The allowance for loan losses was $44.8 million, or 1.26 percent, of portfolio loans, at June 30, 2007, an increase from 1.02 percent at March 31, 2007 and 0.96 percent at June 30, 2006. The provision for loan losses was $9.1 million for the 2007 second quarter, which includes the previously disclosed $7.8 million additional provision related to the Penland loans, while net charge-offs were $0.2 million. For the same year ago period, the provision for loan losses was $0.9 million and net charge-offs were $0.9 million. In addition to the provision related to Penland that added 22 basis points to the allowance for loan losses, the ratio also increased two basis points linked quarter largely due to a change in the composition of the loan portfolio as the percentage of commercial loans continues to increase.
The Corporation’s provision for loan losses and allowance for loan losses is based on consideration of specific loans, past loan loss experience, and other factors that, in management’s judgment, deserve current recognition in estimating probable loan losses. Other factors considered by management include the growth and composition of the loan portfolio and current economic conditions.
Balance Sheet Strength and Capital Management
At June 30, 2007, total assets were $4.9 billion, compared with $4.4 billion a year ago. The increase was attributable to the acquisition of GBC and First Charter’s organic growth. At June 30, 2007, total deposits were $3.2 billion, including core deposits of $1.6 billion.
At the end of the second quarter, shareholders’ equity was $446 million, or 9.1 percent of total assets, compared with $334 million, or 7.7 percent, a year ago. All regulatory capital ratios remain above well-capitalized minimums. As of June 30, 2007, tier 1 capital as a percentage of risk-weighted assets was 10.57 percent, and total risk-based capital was 11.67 percent. Tangible common equity as a percentage of tangible assets was 7.48 percent at June 30, 2007, compared to 7.74 percent at March 31, 2007, and 7.19 percent at June 30, 2006.
Average diluted shares outstanding were 35.1 million in the 2007 first quarter, compared to 35.0 million during the 2007 second quarter.
The Corporation repurchased 500,000 shares of its common stock during the second quarter of 2007. First Charter has remaining authority to repurchase up to 1.1 million additional shares of its common stock.

Conference Call
First Charter Corporation’s executive management will host a conference call at 10:00 a.m. (ET) on Tuesday, July 24, 2007, to discuss the second quarter 2007 financial results. Interested parties may access the conference call by dialing 800-379-3953, using the pass code of 10295387. Participants are encouraged to call in 15 minutes prior to the call in order to register for the event. The earnings release and the conference call slide presentation will also be accessible via the Company’s Web site, www.firstcharter.com, under the Investor Relations section. A replay of the conference call will be available from 1:00 p.m. (ET) on July 24, 2007, until midnight (ET) on July 31, 2007. The replay will be accessible by calling 800-642-1687, using the pass code of 10295387. An audio replay will also be available on the Company’s Web site under the Investor Relations section for 30 days.
Corporate Profile
First Charter Corporation (NASDAQ: FCTR), headquartered in Charlotte, North Carolina, is a regional financial services company with assets of $4.9 billion and is the holding company for First Charter Bank. First Charter operates 58 full-service financial centers, four insurance offices, and 137 ATMs in North Carolina and Georgia, and also operates loan origination offices in Asheville, North Carolina and Reston, Virginia. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, wealth management, investments, insurance, and mortgages.
For more information about First Charter, visit the Corporation’s Web site at www.firstcharter.com or call 800-601-8471.
Non-GAAP Financial Measures
This news release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”), including the presentation of per share earnings excluding the impact of the additional loan loss provision in connection with the Penland Loans. From time to time, First Charter uses this and other non-GAAP measures in its analysis of its performance and believes such presentation provides useful supplemental information and a clearer understanding of its performance, and assists in the comparison of its performance relative to prior periods. First Charter also believes such non-GAAP measures enhance investors’ understanding of its business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. Reconciliations of these non-GAAP financial measures to GAAP are presented in the accompanying tables.
Forward-Looking Statements
This news release contains forward-looking statements with respect to the financial condition and results of operations of First Charter Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward- looking statements, and which may be beyond the Corporation’s control, include, among others, the following possibilities: (1) projected results in connection with management’s implementation of, or changes in, the Corporation’s business plan and strategic initiatives are lower than expected; (2) competitive pressure among financial services companies increases significantly; (3) costs or difficulties related to the integration of acquisitions, including deposit attrition, customer retention and revenue loss, or expenses in general are greater than expected; (4) general economic conditions, in the markets in which the Corporation does business, are less favorable than expected; (5) risks inherent in making loans, including repayment risks and risks associated with collateral values, are greater than expected, including risks related to the Penland loans; (6) changes in the interest rate environment, or interest rate policies of the Board of Governors of the Federal Reserve System, may reduce interest margins and affect funding sources; (7) changes in market rates and prices may adversely affect the value of financial products; (8) legislation or regulatory requirements or changes thereto, including changes in accounting standards, may adversely affect the businesses in which the Corporation is engaged; (9) regulatory compliance cost increases are greater than expected; (10) the passage of future tax legislation, or any negative regulatory, administrative or judicial position, may adversely impact the Corporation; (11) the Corporation’s competitors may have greater financial resources and may develop products that enable them to compete more successfully in the markets in which it operates; (12) changes in the securities markets, including changes in interest rates, may adversely affect the Corporation’s ability to raise capital from time to time; (13) the material weaknesses in the Corporation’s internal control over financial reporting result in subsequent adjustments to management’s projected results; and (14) implementation of management’s plans to remediate the material weaknesses takes longer than expected and causes the Corporation to incur costs that are greater than expected. First Charter undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

First Charter Corporation
Financial Highlights

	For the Three Months				For the Six Months
	Ended June 30,				Ended June 30,
(Dollars in thousands, except per share data)	2007		2006		2007		2006

EARNINGS
Total revenue(1)	$58,304		$49,515		$115,248		$99,182
Earnings
Income from continuing operations, net of tax	8,950		11,425		21,306		22,578
Net income	8,950		11,455		21,306		22,698
Diluted earnings per share
Income from continuing operations, net of tax	0.26		0.37		0.61		0.72
Net income	0.26		0.37		0.61		0.73

PERFORMANCE RATIOS
Return on average assets(3)	0.74%		1.07%		0.88%		1.08%
Return on average equity(3)	7.86		13.80		9.46		13.89
Return on average tangible equity(2)	9.97		14.97		11.91		14.02
Net interest margin(3)	3.42		3.36		3.40		3.38
Efficiency(4)	60.4		62.0		61.7		61.9

AVERAGE BALANCE SHEET
Total Portfolio Loans	$3,532,713		$3,021,005		$3,521,637		$2,980,344
Loans held for sale	11,127		9,810		11,278		8,252
Securities, at cost	914,606		921,026		920,754		918,668
Earning assets	4,467,031		3,960,835		4,465,107		3,914,229
Assets	4,874,742		4,274,345		4,872,922		4,238,128
Core deposits	1,594,692		1,477,204		1,598,190		1,470,936
Deposits	3,226,308		2,790,197		3,238,653		2,787,929
Other borrowings	1,131,599		1,108,734		1,122,446		1,079,295
Shareholders’ equity	456,634		332,987		454,247		329,482

ASSET QUALITY MEASURES
Nonaccrual loans as a percentage of total portfolio loans	0.49%		0.25%		0.49%		0.25%
Nonperforming assets as a percentage of total assets	0.41		0.31		0.41		0.31
Nonperforming assets as a percentage of total portfolio loans and other real estate	0.57		0.44		0.57		0.44
Net charge-offs as a percentage of average portfolio loans(3)	0.02		0.11		0.04		0.11
Allowance for loan losses as a percentage of portfolio loans	1.26		0.96		1.26		0.96
Ratio of allowance for loan losses to:
Net charge-offs(3)	59.40	x	8.51	x	33.35	x	9.13	x
Nonaccrual loans	2.58		3.80		2.58		3.80

	As of / Quarter Ended
	6/30/07	3/31/07	12/31/06	9/30/06	6/30/06

SHARE INFORMATION
Common stock prices
High	$22.83	$24.97	$25.15	$24.82	$25.50
Low	19.09	21.29	23.05	22.93	23.02
End of period	19.47	21.50	24.60	24.06	24.53
Book value	12.85	12.97	12.81	11.20	10.73
Tangible book value	10.43	10.58	10.37	10.49	10.02
Market capitalization	675,414	754,749	859,081	750,696	763,374
Weighted average shares — basic	34,698	34,770	33,269	31,056	31,059
Weighted average shares — diluted	34,987	35,085	33,413	31,427	31,339
End of period shares outstanding	34,690	35,105	34,922	31,201	31,120

(1)	Tax-equivalent net interest income plus noninterest income. Excludes the results of discontinued operations.

(2)	Net income, excluding intangibles amortization expense, divided by average equity, excluding average goodwill and intangible assets.

(3)	Annualized.

(4)	Noninterest expense less debt extinguishment expense, amortization of intangibles expense and derivative termination costs divided by the sum of tax-equivalent net interest income plus noninterest income less securities gains (losses), net. Excludes the results of discontinued operations.

First Charter Corporation
Quarterly Earnings Release

	As of / Quarter Ended
(Dollars in thousands)	6/30/07	3/31/07	12/31/06	9/30/06	6/30/06

BALANCE SHEET
Assets:
Cash and due from banks	$91,446	$95,168	$87,771	$76,215	$115,557
Federal funds sold	22,495	1,256	10,515	33,690	2,347
Interest-earning bank deposits	5,145	4,431	4,541	2,999	13,432
Securities available for sale	898,528	897,762	906,415	899,120	884,370
Loans held for sale	11,471	13,691	12,292	10,923	8,382
Portfolio loans
Commercial and construction	2,272,154	2,215,413	2,129,582	1,740,072	1,690,508
Mortgage(1)	589,976	604,834	618,142	623,271	637,705
Consumer(1)	691,710	709,628	737,342	728,477	744,133

Total portfolio loans	3,553,840	3,529,875	3,485,066	3,091,820	3,072,346
Allowance for loan losses	(44,790)	(35,854)	(34,966)	(29,919)	(29,520)
Unearned income	(3)	(6)	(13)	(37)	(58)

Portfolio loans, net	3,509,047	3,494,015	3,450,087	3,061,864	3,042,768
Premises and equipment, net	112,874	112,145	111,588	106,918	107,244
Goodwill and other intangible assets	84,107	84,010	85,068	22,088	22,025
Other assets	181,608	182,017	188,440	168,690	165,106

Total Assets	$4,916,721	$4,884,495	$4,856,717	$4,382,507	$4,361,231

Liabilities and Shareholders’ Equity:
Deposits
Noninterest-bearing demand	$480,078	$476,122	$454,975	$452,853	$449,732
Demand	427,899	434,412	420,774	381,029	390,393
Money market	587,691	636,586	620,699	583,346	611,886
Savings	114,245	114,785	111,047	114,759	118,194
Certificates of deposit	1,620,433	1,659,461	1,640,633	1,422,867	1,418,597

Total deposits	3,230,346	3,321,366	3,248,128	2,954,854	2,988,802
Other borrowings
Retail	132,046	77,998	97,707	85,902	102,839
Wholesale short-term	426,950	438,453	513,197	258,086	250,041
Wholesale long-term	617,762	527,778	487,794	687,810	642,827

Total other borrowings	1,176,758	1,044,229	1,098,698	1,031,798	995,707
Accrued expenses and other liabilities	63,789	63,528	62,529	46,417	42,824

Total liabilities	4,470,893	4,429,123	4,409,355	4,033,069	4,027,333
Total shareholders’ equity	445,828	455,372	447,362	349,438	333,898

Total Liabilities and Shareholders’ Equity	$4,916,721	$4,884,495	$4,856,717	$4,382,507	$4,361,231

SELECTED AVERAGE BALANCES
Total Portfolio Loans	$3,532,713	$3,510,437	$3,336,563	$3,070,286	$3,021,005
Loans held for sale	11,127	11,431	10,757	8,792	9,810
Securities, at cost	914,606	926,970	924,773	923,293	921,026
Earning assets	4,467,031	4,463,162	4,284,735	4,013,745	3,960,835
Assets	4,874,742	4,871,083	4,664,431	4,336,270	4,274,345
Noninterest-bearing demand	458,013	446,801	447,269	441,329	427,923
Demand	413,534	399,557	385,464	372,696	367,146
Money market deposits	608,489	642,383	622,364	599,952	561,005
Savings	114,656	112,988	113,442	116,866	121,130
Core deposits	1,594,692	1,601,729	1,568,539	1,530,843	1,477,204
Certificates of deposit	1,631,616	1,649,408	1,582,581	1,439,204	1,312,993
Deposits	3,226,308	3,251,137	3,151,120	2,970,047	2,790,197
Other borrowings	1,131,599	1,113,191	1,054,550	984,504	1,108,734
Interest-bearing liabilities	3,899,894	3,917,527	3,758,401	3,513,222	3,471,008
Shareholders’ equity	456,634	451,835	407,929	340,986	332,987

(1)	At the beginning of the third quarter of 2006, approximately $93.9 million of consumer loans secured by real estate were transferred from the consumer loan category to the home equity ($13.5 million) and mortgage ($80.4 million) loan categories to make the balance sheet presentation more consistent with bank regulatory definitions. The balance sheet transfer had no effect on credit reporting, underwriting, reported results of operations, or liquidity. Prior period-end and average loan balances have been reclassified to conform with the current period presentation.

First Charter Corporation
Quarterly Earnings Release

	As of / Quarter Ended		Increase (Decrease)
(Dollars in thousands)	6/30/07	6/30/06	Amount	Percentage

BALANCE SHEET
Assets:
Cash and due from banks	$91,446	$115,557	$(24,111)	(20.9)%
Federal funds sold	22,495	2,347	20,148	858.5
Interest-earning bank deposits	5,145	13,432	(8,287)	(61.7)
Securities available for sale	898,528	884,370	14,158	1.6
Loans held for sale	11,471	8,382	3,089	36.9
Portfolio loans
Commercial and construction	2,272,154	1,690,508	581,646	34.4
Mortgage(1)	589,976	637,705	(47,729)	(7.5)
Consumer(1)	691,710	744,133	(52,423)	(7.0)

Total portfolio loans	3,553,840	3,072,346	481,494	15.7
Allowance for loan losses	(44,790)	(29,520)	(15,270)	51.7
Unearned income	(3)	(58)	55	(94.8)

Portfolio loans, net	3,509,047	3,042,768	466,279	15.3
Premises and equipment, net	112,874	107,244	5,630	5.2
Goodwill and other intangible assets	84,107	22,025	62,082	281.9
Other assets	181,608	165,106	16,502	10.0

Total Assets	$4,916,721	$4,361,231	$555,490	12.7%

Liabilities and Shareholders’ Equity:
Deposits
Noninterest-bearing demand	$480,078	$449,732	$30,346	6.7%
Interest checking	427,899	390,393	37,506	9.6
Money market	587,691	611,886	(24,195)	(4.0)
Savings	114,245	118,194	(3,949)	(3.3)
Certificates of deposit	1,620,433	1,418,597	201,836	14.2

Total deposits	3,230,346	2,988,802	241,544	8.1
Other borrowings
Retail	132,046	102,839	29,207	28.4
Wholesale short-term	426,950	250,041	176,909	70.8
Wholesale long-term	617,762	642,827	(25,065)	(3.9)

Total other borrowings	1,176,758	995,707	181,051	18.2
Accrued expenses and other liabilities	63,789	42,824	20,965	49.0

Total liabilities	4,470,893	4,027,333	443,560	11.0
Total shareholders’ equity	445,828	333,898	111,930	33.5

Total Liabilities and Shareholders’ Equity	$4,916,721	$4,361,231	$555,490	12.7%

SELECTED AVERAGE BALANCES
Total Portfolio Loans	$3,532,713	$3,021,005	$511,708	16.9%
Loans held for sale	11,127	9,810	1,317	13.4
Securities, at cost	914,606	921,026	(6,420)	(0.7)
Earning assets	4,467,031	3,960,835	506,196	12.8
Assets	4,874,742	4,274,345	600,397	14.0
Noninterest-bearing demand	458,013	427,923	30,090	7.0
Demand	413,534	367,146	46,388	12.6
Money market deposits	608,489	561,005	47,484	8.5
Savings	114,656	121,130	(6,474)	(5.3)
Core deposits	1,594,692	1,477,204	117,488	8.0
Certificates of deposit	1,631,616	1,312,993	318,623	24.3
Deposits	3,226,308	2,790,197	436,111	15.6
Other borrowings	1,131,599	1,108,734	22,865	2.1
Interest-bearing liabilities	3,899,894	3,471,008	428,886	12.4
Shareholders’ equity	456,634	332,987	123,647	37.1

(1)	At the beginning of the third quarter of 2006, approximately $93.9 million of consumer loans secured by real estate were transferred from the consumer loan category to the home equity ($13.5 million) and mortgage ($80.4 million) loan categories to make the balance sheet presentation more consistent with bank regulatory definitions. The balance sheet transfer had no effect on credit reporting, underwriting, reported results of operations, or liquidity. Prior period-end and average loan balances have been reclassifed to conform with the current period presentation.

First Charter Corporation
Quarterly Earnings Release

	Quarter Ended		Increase (Decrease)
(Dollars in thousands, except per share data)	6/30/07	6/30/06	Amount	Percentage

INCOME STATEMENT
Tax-equivalent interest income	$78,910	$64,318	$14,592	22.7%
Interest expense	40,747	31,095	9,652	31.0

Tax-equivalent net interest income	38,163	33,223	4,940	14.9
Provision for loan losses	9,124	880	8,244	936.8

Tax-equivalent NII after provision for loan losses	29,039	32,343	(3,304)	(10.2)
Noninterest income	20,141	16,292	3,849	23.6
Noninterest expense	35,207	30,688	4,519	14.7

Income from continuing operations before income taxes and tax-equivalent adjustment	13,973	17,947	(3,974)	(22.1)
Tax-equivalent adjustment	619	576	43	7.5
Income tax expense	4,404	5,946	(1,542)	(25.9)

Income from continuing operations, net of tax	8,950	11,425	(2,475)	(21.7)
Income from discontinued operations, net of tax	—	30	(30)	(100.0)

Net income	$8,950	$11,455	$(2,505)	(21.9)%

Effective tax rate(1)	33.0%	34.3%

PER COMMON SHARE
Basic earnings per share
Income from continuing operations, net of tax	$0.26	$0.37	$(0.11)	(29.7)%
Net income	0.26	0.37	(0.11)	(29.7)
Diluted earnings per share
Income from continuing operations, net of tax	$0.26	$0.37	$(0.11)	(29.7)%
Net income	0.26	0.37	(0.11)	(29.7)
Average shares
Basic	34,698	31,059
Diluted	34,987	31,339
Cash dividends declared	$0.195	$0.195	$—	—%

PERFORMANCE RATIOS
Return on average assets(2)	0.74%	1.07%
Return on average equity(2)	7.86	13.80
Return on average tangible equity(3)	9.97	14.97
Net interest margin(2)	3.42	3.36
Efficiency(4)	60.4	62.0

SELECTED ITEMS INCLUDED IN EARNINGS
Noninterest income
Securities gains (losses), net	$—	$32
Equity method investment gains (losses), net	678	11
Property sale gains, net	152	107
Noninterest expense
Separation agreements	183	—
Merger-related costs	—	—
GBC related executive retirement expense	245	—

DISCONTINUED OPERATIONS
Noninterest income	$—	$844
Noninterest expense	—	794

Income from discontinued operations	—	50
Gain on sale	—	—
Income tax expense	—	20

Income from discontinued operations, net of tax	$—	$30

(1)	The effective tax rate includes the related effects of both continuing and discontinued operations.

(2)	Annualized.

(3)	Net income, excluding intangibles amortization expense, divided by average equity, excluding average goodwill and intangible assets.

(4)	Noninterest expense less debt extinguishment expense and derivative termination costs divided by the sum of tax-equivalent net interest income plus noninterest income less securities gains (losses), net. Excludes the results of discontinued operations.

First Charter Corporation
Quarterly Earnings Release

	For the Six Months Ended		Increase (Decrease)
(Dollars in thousands, except per share data)	6/30/07	6/30/06	Amount	Percentage

INCOME STATEMENT
Tax-equivalent interest income	$156,767	$124,550	$32,217	25.9%
Interest expense	81,226	58,651	22,575	38.5

Tax-equivalent net interest income	75,541	65,899	9,642	14.6
Provision for loan losses	10,490	2,399	8,091	337.3

Tax-equivalent NII after provision for loan losses	65,051	63,500	1,551	2.4
Noninterest income	39,707	33,283	6,424	19.3
Noninterest expense	71,127	61,429	9,698	15.8

Income from continuing operations before income taxes and tax-equivalent adjustment	33,631	35,354	(1,723)	(4.9)
Tax-equivalent adjustment	1,262	1,162	100	8.6
Income tax expense	11,063	11,614	(551)	(4.7)

Income from continuing operations, net of tax	21,306	22,578	(1,272)	(5.6)
Income from discontinued operations, net of tax	—	120	(120)	(100.0)

Net income	$21,306	$22,698	$(1,392)	(6.1)%

Effective tax rate(1)	34.2%	34.0%

PER COMMON SHARE
Basic earnings per share
Income from continuing operations, net of tax	$0.61	$0.73	$(0.12)	(16.4)%
Net income	0.61	0.73	(0.12)	(16.4)
Diluted earnings per share
Income from continuing operations, net of tax	$0.61	$0.72	$(0.11)	(15.3)%
Net income	0.61	0.73	(0.12)	(16.4)
Average shares
Basic	34,734	30,960
Diluted	35,036	31,249
Cash dividends paid	$0.390	$0.385	$0.005	1.3%

PERFORMANCE RATIOS
Return on average assets(2)	0.88%	1.08%
Return on average equity(2)	9.46	13.89
Return on average tangible equity(3)	11.91	14.02
Net interest margin(2)	3.40	3.38
Efficiency(4)	61.7	61.9

SELECTED ITEMS INCLUDED IN EARNINGS
Noninterest income
Securities gains (losses), net	$(11)	$32
Equity method investment gains (losses), net	1,805	556
Property sale gains, net	215	188
Noninterest expense
Separation agreements	241	105
Merger-related costs	237	—
GBC related executive retirement expense	245	—

DISCONTINUED OPERATIONS
Noninterest income	$—	$1,809
Noninterest expense	—	1,611

Income from discontinued operations	—	198
Gain on sale	—	—
Income tax expense	—	78

Income from discontinued operations, net of tax	$—	$120

(1)	The effective tax rate includes the related effects of both continuing and discontinued operations.

(2)	Annualized.

(3)	Net income, excluding intangibles amortization expense, divided by average equity, excluding average goodwill and intangible assets.

(4)	Noninterest expense less debt extinguishment expense and derivative termination costs divided by the sum of tax-equivalent net interest income plus noninterest income less securities gains (losses), net. Excludes the results of discontinued operations.

First Charter Corporation
Quarterly Earnings Release

	Quarter Ended
(Dollars in thousands, except per share data)	6/30/07	3/31/07	12/31/06	9/30/06	6/30/06

INCOME STATEMENT
Tax-equivalent interest income
Loans	$67,243	$66,239	$63,764	$56,958	$54,167
Securities	11,558	11,440	11,193	10,528	10,054
Other	109	178	150	148	97

Tax-equivalent interest income	78,910	77,857	75,107	67,634	64,318
Interest expense
Deposits	26,364	26,541	25,412	22,131	18,343
Other	14,383	13,938	13,029	11,996	12,752

Total interest expense	40,747	40,479	38,441	34,127	31,095

Tax-equivalent net interest income	38,163	37,378	36,666	33,507	33,223
Provision for loan losses	9,124	1,366	1,486	1,405	880

Tax-equivalent net interest income after provision for loan losses	29,039	36,012	35,180	32,102	32,343
Noninterest income
Service charges on deposits	7,942	7,390	7,442	7,353	7,469
ATM, debit, and merchant fees	2,636	2,444	2,198	2,182	2,117
Wealth management	944	716	725	729	693
Equity method investment gains (losses), net	678	1,127	12	3,415	11
Mortgage services	1,056	901	943	784	812
Gain on sale of Small Business Administration loans	132	377	126	—	—
Brokerage services	1,007	1,081	932	847	692
Insurance services	3,422	3,634	3,160	2,974	2,898
Bank-owned life insurance	1,162	1,139	1,123	722	850
Property sale gains, net	152	63	49	408	107
Securities gains (losses), net	—	(11)	—	(5,860)	32
Gain on sale of deposits and loans	—	—	—	2,825	—
Other	1,010	705	678	628	611

Total noninterest income	20,141	19,566	17,388	17,007	16,292
Noninterest expense
Salaries and employee benefits	19,576	19,587	19,628	16,066	16,343
Occupancy and equipment	4,759	4,612	4,396	4,217	4,826
Data processing	1,492	1,790	1,441	1,469	1,448
Marketing	1,055	1,351	972	1,255	1,196
Postage and supplies	1,164	1,172	1,191	1,179	1,282
Professional services	3,181	3,586	2,210	2,440	2,258
Telephone	519	671	561	556	513
Amortization of intangibles	314	223	330	115	107
Foreclosed properties	226	153	262	21	418
Other	2,921	2,775	2,862	2,337	2,297

Total noninterest expense	35,207	35,920	33,853	29,655	30,688

Income from continuing operations before income taxes and tax-equivalent adjustment	13,973	19,658	18,715	19,454	17,947
Tax-equivalent adjustment	619	643	651	549	576
Income tax expense	4,404	6,659	5,962	6,223	5,946

Income from continuing operations, net of tax	8,950	12,356	12,102	12,682	11,425
Income (loss) from discontinued operations, net of tax	—	—	(87)	—	30

Net income	$8,950	$12,356	$12,015	$12,682	$11,455

Effective tax rate(1)	33.0%	35.0%	36.3%	32.9%	34.3%

PER COMMON SHARE Basic earnings per share
Income from continuing operations, net of tax	$0.26	$0.36	$0.36	$0.41	$0.37
Net income	0.26	0.36	0.36	0.41	0.37
Diluted earnings per share
Income from continuing operations, net of tax	$0.26	$0.35	$0.36	$0.40	$0.37
Net income	0.26	0.35	0.36	0.40	0.37
Cash dividends declared	0.195	0.195	0.195	0.195	0.195

(1)	The effective tax rate includes the related effects of both continuing and discontinued operations.

First Charter Corporation
Quarterly Earnings Release

	Quarter Ended
(Dollars in thousands, except per share data)	6/30/07	3/31/07	12/31/06	9/30/06	6/30/06

PERFORMANCE RATIOS
Return on average assets(1)	0.74%	1.03%	1.02%	1.16%	1.07%
Return on average equity(1)	7.86	11.09	11.69	14.76	13.80
Return on average tangible equity(1) (2)	9.97	13.90	14.27	15.98	14.97
Net interest margin(1)	3.42	3.38	3.40	3.33	3.36
Efficiency(3)	60.4	63.1	62.6	52.6	62.0
Noninterest income as a percentage of total revenue(4)	34.55	34.36	32.17	33.67	32.90
Equity as a percentage of total assets	9.07	9.32	9.21	7.97	7.66
Tangible equity as a percentage of total tangible assets(5)	7.48	7.74	7.59	7.51	7.19
Leverage capital	8.97	9.10	9.32	9.19	9.17
Tier 1 capital	10.57	10.85	10.49	11.19	11.20
Total risk-based capital	11.67	11.74	11.35	12.04	12.04

SELECTED ITEMS INCLUDED IN EARNINGS
Noninterest income
Securities gains (losses), net	$—	$(11)	$—	$(5,860)	$32
Gain on sale of deposits and loans	—	—	—	2,825	—
Equity method investment gains (losses), net	678	1,127	12	3,415	11
Property sale gains, net	152	63	49	408	107
Bank-owned life insurance	—	—	—	(271)	—
Noninterest expense
Separation agreements	183	58	228	342	—
Merger-related costs	—	237	302	—	—
GBC related executive retirement expense	245	—	—	—	—
Accelerated vesting of stock options	—	—	665	—	—

DISCONTINUED OPERATIONS
Noninterest income	$—	$—	$444	$759	$844
Noninterest expense	—	—	606	759	794

Income (loss) from discontinued operations	—	—	(162)	—	50
Gain on sale	—	—	962	—	—
Income tax expense	—	—	887	—	20

Income (loss) from discontinued operations, net of tax	$—	$—	$(87)	$—	$30

(1)	Annualized.

(2)	Net income, excluding intangibles amortization expense, divided by average equity, excluding average goodwill and intangible assets.

(3)	Noninterest expense less debt extinguishment expense and derivative termination costs divided by the sum of tax-equivalent net interest income plus noninterest income less securities gains (losses), net. Excludes the results of discontinued operations.

(4)	Total revenue equals tax-equivalent net income income plus noninterest income. Excludes the results of discontinued operations.

(5)	Excludes goodwill and other intangible assets.

First Charter Corporation
Quarterly Earnings Release

	As of / Quarter Ended
(Dollars in thousands)	6/30/07		3/31/07		12/31/06		9/30/06		6/30/06

ASSET QUALITY
Allowance for Loan Losses
Beginning balance	$35,854		$34,966		$29,919		$29,520		$29,505
Allowance of acquired company	—		—		4,211		—		—
Provision for loan losses	9,124		1,366		1,486		1,405		880
Charge-offs	(547)		(786)		(907)		(1,307)		(1,135)
Recoveries	359		308		257		301		270

Net charge-offs	(188)		(478)		(650)		(1,006)		(865)

Ending balance	$44,790		$35,854		$34,966		$29,919		$29,520

Nonperforming Assets
Nonaccrual loans	$17,387		$10,943		$8,200		$7,090		$7,763
Loans 90 days or more past due accruing interest	—		—		—		—		—

Total nonperforming loans	17,387		10,943		8,200		7,090		7,763
Other real estate	2,726		6,330		6,477		5,601		5,902

Total nonperforming assets	$20,113		$17,273		$14,677		$12,691		$13,665

Asset Quality Ratios
Nonaccrual loans as a percentage of total portfolio loans	0.49%		0.31%		0.24%		0.23%		0.25%
Nonperforming assets as a percentage of total assets	0.41		0.35		0.30		0.29		0.31
Nonperforming assets as a percentage of total portfolio loans and other real estate	0.57		0.49		0.42		0.41		0.44
Net charge-offs as a percentage of average portfolio loans(1)	0.02		0.06		0.08		0.13		0.11
Allowance for loan losses as a percentage of portfolio loans	1.26		1.02		1.00		0.97		0.96
Ratio of allowance for loan losses to:
Net charge-offs(1)	59.40	x	18.50	x	13.56	x	7.50	x	8.51	x
Nonaccrual loans	2.58		3.28		4.26		4.22		3.80

	Quarter Ended
	6/30/07	3/31/07	12/31/06	9/30/06	6/30/06

YIELDS / RATES(1)
Interest income
Loans and loans held for sale	7.61%	7.62%	7.56%	7.35%	7.17%
Securities	5.06	4.95	4.84	4.56	4.37

Yield on earning assets	7.08	7.05	6.96	6.70	6.51
Interest expense
Interest-bearing deposits	3.82	3.84	3.73	3.47	3.11
Retail borrowings	3.28	2.92	2.82	1.94	2.81
Wholesale borrowings	5.26	5.27	5.11	5.11	4.88

Cost of total borrowings	5.10	5.08	4.90	4.83	4.61

Cost of interest-bearing liabilities	4.19	4.19	4.06	3.85	3.59

Interest rate spread	2.89	2.86	2.90	2.85	2.92

Net yield on earning assets	3.42%	3.38%	3.40%	3.33%	3.36%

(1)	Annualized

First Charter Corporation
Quarterly Earnings Release

	Three Months Ended June 30, 2007			Six Months Ended June 30, 2007
	US GAAP	Penland	Excluding	US GAAP	Penland	Excluding
(Dollars in thousands, except per share data)	Basis	Impact	Penland	Basis	Impact	Penland

RECONCILIATION OF NON-GAAP
INCOME STATEMENT ITEMS
Income from continuing operations before income tax expense	$13,354	$7,786	$21,140	$32,369	$7,786	$40,155
Income tax expense	4,404	3,075	7,479	11,063	3,075	14,138
Income from continuing operations, net of tax	8,950	4,711	13,661	21,306	4,711	26,017
Basic earnings per share	$0.26	$(0.14)	$0.39	$0.61	$(0.14)	$0.75
Diluted earnings per share	0.26	(0.13)	0.39	0.61	(0.13)	0.74

	As of June 30, 2007
	US GAAP	Penland	Excluding
(Dollars in thousands)	Basis	Impact	Penland

RECONCILIATION OF NON-GAAP
BALANCE SHEET ITEMS
Allowance for loan losses	$44,790	$(7,786)	$37,004
Nonperforming assets	20,082	(5,401)	14,681
Total assets	4,916,721	7,786	4,924,507